                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-47532
PROSPECTUS

                                  DYNEGY INC. [LOGO OF DYNEGY INC. APPEARS HERE]
                              Class A Common Stock

                                ---------------

   This prospectus relates to the offer and sale from time to time of up to an aggregate of 1,805,635 shares of our Class A common stock for the account of our shareholders referred to in this prospectus. We will not receive any of the proceeds from the sale of shares by the selling shareholders. Our Class A common stock is listed on the New York Stock Exchange under the symbol "DYN." On October 11, 2000, the last reported sales price for our Class A common stock was $48.75 per share.

                                ---------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

                   This Prospectus is dated October 12, 2000
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                               TABLE OF CONTENTS

About this Prospectus.......................................................   1
Where You Can Find More Information.........................................   1
Forward-Looking Statements..................................................   2
The Company.................................................................   3
Use of Proceeds.............................................................   3
Description of Common Stock and Preferred Stock.............................   3
Selling Shareholders........................................................   6
Plan of Distribution........................................................   7
Validity of Securities......................................................   9
Experts.....................................................................   9

                                       i
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                             ABOUT THIS PROSPECTUS

   You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the cover page.

   In this prospectus, references to "Dynegy," "the Company," "we," "us" and "our" mean Dynegy Inc.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the SEC are also available at the office of the New York Stock Exchange. For more information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities described in this prospectus.

  . The description of our common stock contained in our Registration Statement on Form 8-A, as filed with the SEC on February 2, 2000;

  .  Our Annual Report on Form 10-K for the year ended December 31, 1999;

  . Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000; and

  . Our Current Reports on Form 8-K, as filed with the SEC on January 6, 2000, February 2, 2000, February 29, 2000, March 17, 2000 April 4, 2000,
     April 18, 2000, April 25, 2000, August 22, 2000, October 2, 2000 and
     October 6, 2000.

   You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or telephoning us at the following address:

                                  Dynegy Inc.
                          1000 Louisiana, Suite 5800
                             Houston, Texas 77002
                         Attention: Investor Relations
                                (713) 507-6466

   Our web site address is www.dynegy.com. The information on our web site is not incorporated by reference into this prospectus.

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                           FORWARD-LOOKING STATEMENTS

   This prospectus and the documents incorporated by reference in this prospectus contain various forward-looking statements, within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and information that is based on management's belief as well as assumptions made by and information currently available to management. When used in this document, words such as "anticipate," "estimate," "project," "forecast" and "expect" reflect forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected, forecasted or expected. Among the key risk factors that may have a direct bearing on our results of operations and financial condition are:

  . competitive practices in the industries in which we compete, including the competitive impact of e-commerce and other internet-based trading or marketing initiatives;

  . volatility of commodity prices for natural gas, electricity, natural gas liquids, crude oil or coal;

  . fluctuations in energy commodity prices that could not or have not been properly hedged or that are inconsistent with our risk profile in our energy marketing activities;

  . operational and systems risks;

  . environmental liabilities which may not be covered by indemnity or insurance;

  . general economic and capital market conditions, including fluctuations in interest rates;

  . the impact of current and future laws and governmental regulations
    (particularly environmental regulations) affecting the energy industry in general, and our operations in particular; and

  . foreign operations risk associated with potential volatility of emerging countries and fluctuation in foreign currency exchange rates.

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                                  THE COMPANY

   We are a leading provider of energy products and services in North America, the United Kingdom and continental Europe. Dynegy was created by the combination of Dynegy Holdings Inc. (formerly Dynegy Inc.) and Illinova Corporation which was completed on February 1, 2000 and operates through these two subsidiaries.

   Products marketed by Dynegy Holdings' wholesale marketing operations include natural gas, electricity, coal, natural gas liquids, liquid petroleum gas and related services. Dynegy Holdings' wholesale marketing operations are supported by ownership or control of an extensive asset base and transportation network that includes unregulated power generation, gas and liquids storage capacity, gas, power and liquids transportation capacity and gas gathering, processing and fractionation facilities.

   Illinova is the holding company for Illinois Power Company, a regulated energy delivery company that provides electricity and natural gas service to approximately 650,000 customers over a 15,000 square-mile area of Illinois.

   Our principal executive office is located at 1000 Louisiana, Suite 5800, Houston, Texas 77002, and the telephone number is (713) 507-6400.

                                USE OF PROCEEDS

   Dynegy will not receive any proceeds from the sale of any shares of Class A common stock by the selling shareholders.

                DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK


   Our authorized capital stock consists of:

  .  300,000,000 shares of Class A common stock, no par value;

  .  120,000,000 shares of Class B common stock, no par value; and

  .  70,000,000 shares of preferred stock, no par value.

   The summary description of our capital stock contained in this prospectus is necessarily general and reference should be made to our Articles of Incorporation and Bylaws, which are exhibits to the Registration Statement of which this prospectus is a part.

Common Stock

   As of October 5, 2000, an aggregate of approximately 237,350,663 shares of our Class A common stock were issued and outstanding and approximately 85,330,544 shares of our Class B common stock were issued and outstanding. The shares of Class B common stock are owned by Chevron Corporation and its affiliates.

   Voting. Generally, holders of Class B common stock vote together with holders of Class A common stock as a single class on every matter acted upon by the shareholders except the following matters:

  . the holders of Class B common stock vote as a separate class for the election of three of our directors, while the holders of Class A common stock vote as a separate class for the remaining directors;

  . any amendment to the special corporate governance rights of Class B common stock, must be approved by a majority of the directors elected by holders of Class B common stock attending a meeting where such amendment is considered and a majority of all of our directors or by 66 2/3 percent of the outstanding shares of Class B common stock voting as a separate class, and the affirmative vote of a majority of the shares of Class A and Class B common stock, voting together as a single class; and

  . any amendment to the provision of our Articles of Incorporation addressing the voting rights of holders of Class A and Class B common stock requires the approval of 66 2/3 percent of the outstanding shares of Class B common stock voting as a separate class, and the affirmative vote of a majority of the shares of Class A and Class B common stock, voting together as a single class.

   Holders of Class A and Class B common stock are entitled to one vote per share on all matters to be voted upon by the shareholders generally. Holders of Class A common stock may cumulate votes in connection with the election of directors. The election of directors and all other matters will be by a majority of votes represented and entitled to vote, except as otherwise provided by law.

   Dividends; Liquidation. Subject to the preferences of our preferred stock, holders of Class A and Class B common stock have equal ratable rights to dividends out of funds legally available for that purpose, when and if dividends are declared by the board of directors. Holders of Class A common stock and Class B common stock are entitled to share ratably, as a single class, in all of our assets available for distribution to holders of shares of common stock upon the liquidation, dissolution or winding up of the affairs of our company, after payment of our liabilities and any amounts to holders of preferred stock.

   Conversion. A share of Class B common stock automatically converts into a share of Class A common stock upon the transfer to any person other than Chevron or an affiliate of Chevron. Additionally, any shares of Class A common stock acquired by Chevron or one of its affiliates automatically convert into Class B common stock. However, each share of Class B common stock will automatically convert into a share of Class A common stock if the holders of all Class B common stock cease to own collectively 15 percent of our outstanding common stock.

Preferred Stock

   By resolution of our board, we may, without any further vote by our shareholders, authorize and issue an aggregate of 70,000,000 shares of preferred stock. The preferred stock may be issued in one or more series. With respect to each series, our board may determine the designation and the number of shares, voting rights, preferences, limitations and special rights, including any dividend rights, conversion rights, redemption rights and liquidation preferences. Because of the rights that may be granted, the issuance of preferred stock may delay or prevent a change of control. As of October 1, 2000, there were no shares of preferred stock outstanding.

Shareholder Agreement

   Our company, Dynegy Holdings and Illinova have entered into a shareholder agreement governing certain aspects of the relationship of Chevron and us. The shareholder agreement contains rights relating to and limitations on acquisitions of common stock by Chevron. Chevron is entitled to preemptive rights to acquire shares of our common stock in proportion to its existing ownership of our stock, whenever we issue shares of stock or securities convertible into stock. In addition, Chevron may freely acquire up to 40% of our outstanding voting securities. However, should any acquisition by Chevron require Chevron to register under the Public Utility Holding Company Act, we have no obligation to take any action to avoid that registration. If we subsequently redeem or repurchase any shares, Chevron is not required to reduce its ownership interest, even if Chevron's resulting ownership interest is in excess of 40%. Any shares our Class A common stock acquired by Chevron will automatically convert into Class B common stock.

   If Chevron acquires more than 40% of our voting securities, it must make an offer to acquire all of our outstanding stock. Until February 1, 2001, Chevron may not make any such offer (or a related acquisition) unless a third person seeks to acquire a 15% voting interest in us. Thereafter, Chevron may make such an offer at any time. Any offer by Chevron for all of the outstanding stock is subject to an auction process. The shareholder agreement contains detailed provisions governing the auction but, in general, Chevron at its election may either (1) participate in the auction without any special priority or other rights vis-a-vis other bidders, or (2) not participate in the auction and instead have the right to purchase all of our outstanding stock at 105% of the bid selected by our board of directors. If Chevron agrees to purchase us at 105% of the selected bid, the purchase agreement will contain customary termination provisions including a 5% termination fee. If Chevron is not the successful bidder under either process, it is obligated to vote in favor of the bid or tender its shares, as the case may be. However, if Chevron is the successful bidder, but we subsequently terminate the agreement (and pay Chevron the 5% termination fee), Chevron is free to tender for any and all of our stock and to pursue any rights and remedies available to it, and Chevron would not be required to support any alternative transaction which we might then wish to pursue. Except in conjunction with a permitted offer, Chevron may not become a participant in the solicitation of proxies concerning any acquisition of our voting securities.

   The shareholder agreement generally prohibits Chevron from selling or transferring any shares of Class B common stock until February 1, 2001, except a transfer to an affiliate of Chevron or if Chevron is required to sell or transfer any shares by any governmental regulatory authority. After this restriction lapses, Chevron may sell or transfer shares of Class B common stock in the following transactions:

  .  in a widely-dispersed public offering, or

  . a sale to an unaffiliated third party, provided that we are given the opportunity to purchase, or to find a different buyer to purchase, the shares proposed to be sold by Chevron.

   Upon the sale or transfer to any person other than an affiliate of Chevron, the shares of Class B common stock are automatically converted into shares of Class A common stock.

   The shareholder agreement provides that we may require Chevron and its affiliates to sell all of the shares of Class B common stock under certain circumstances. These rights are triggered if Chevron or its board designees block--which they are entitled to do under our bylaws--any of the following transactions two times in any 24 month period or three times over any period of time:

  . the issuance of new shares of stock where the aggregate consideration to be received exceeds the greater of $1 billion or one-quarter of our total market capitalization;

  . any disposition of substantially all of the gas marketing or liquids lines of business as conducted by Dynegy Holdings prior to the closing of the business combination between Dynegy Holdings and Illinova;

  . any merger, consolidation, joint venture, liquidation, dissolution, bankruptcy, acquisition of stock or assets, or issuance of common or preferred stock, any of which would result in payment or receipt of consideration having a fair market value exceeding the greater of $1 billion or one-quarter of our total market capitalization; or

  . any other transaction or series of related transactions having a fair market value exceeding the greater of $1 billion or one-quarter of our total market capitalization.

   However, upon the occurrence of one of these triggering events and in lieu of selling the Class B common stock, Chevron may elect to retain the shares of Class B common stock but forfeit its right and the right of its board designees to block the transactions listed above.

   A block consists of a vote against a proposed transaction by either (a) all of Chevron's representatives on the board of directors present at the meeting where the vote is taken (if the transaction would otherwise be approved by the board of directors) or (b) any of the Class B common stock held by Chevron and its affiliates if the transaction otherwise would be approved by at least two-thirds of all other shares entitled to vote on the transaction, excluding shares held by management, directors or subsidiaries of our company.

   In general, if we exercise our right to cause Chevron to sell its shares, the process Chevron must follow to sell the shares--and our right to purchase the shares--are similar to those applicable to other sales by Chevron.

   The shareholder agreement also prohibits us from taking the following actions:

  . issuing any shares of Class B common stock to any person other than Chevron and its affiliates;

  . amending any provisions in the articles of incorporation or bylaws which, in each case, contain or implement the special rights of holders of Class B common stock, without the consent of the holders of the shares of Class B common stock or the three directors elected by such holders;

  . adopting a shareholder rights plan, "poison pill" or similar device that prevents Chevron from exercising its rights to acquire shares of common stock or from disposing of its shares when required by us; and

  . acquiring, owning or operating a nuclear power facility, other than being a passive investor in a publicly-traded company that owns a nuclear facility.

   The provisions of the shareholder agreement terminate as follows:

  . The limitations on acquisitions and transfers by Chevron, the buyout rights, the restrictions on certain actions of our company and Chevron's preemptive rights all terminate on the date Chevron and its affiliates cease to own shares representing at least 15% of our outstanding voting power. At such time all of the shares of Class B common stock held by Chevron would convert to shares of Class A common stock, and

  . The remaining provisions (primarily relating to the Public Utility Holding Company Act) terminate on the date Chevron and its affiliates cease to own shares representing at least 10% of our outstanding voting power.

Registration Rights

   We have granted Chevron registration rights for the Class A common stock underlying the Class B common held by Chevron. Beginning October 28, 2000, Chevron has the right on eight occasions to require us to initiate a public offering for all the shares requested to be sold by Chevron. Chevron may exercise its rights to request a registration once during any 180 day period. Additionally, Chevron has the right to participate in and sell shares of stock held by it during any public offering of our stock whether offered by us or any other shareholder. Until February 1, 2003, we may not grant registration rights to other shareholders superior to those granted to Chevron without also offering such superior registration rights to Chevron.

                              SELLING SHAREHOLDERS

   On August 25, 2000, we and Dynegy Acquisition Corporation, a wholly owned subsidiary of our company ("Merger Sub"), signed an Agreement and Plan of Merger (the "Merger Agreement") with Extant, Inc. and each of Extant's shareholders by which Extant was merged with and into Merger Sub. By operation of the merger, the selling shareholders received shares of our Class A common stock in exchange for the shares of Extant common stock owned by them. In connection with the merger, we agreed to register the resale by the selling shareholders of the shares issued to the selling shareholders in the merger.

   The selling shareholders own an aggregate of 1,805,635 shares of our Class A common stock, which is less than one percent of the Class A common stock prior to the offering.

   All expenses incurred with the registration of the shares of Class A common stock owned by the selling shareholders will be borne by the Company; provided that, the Company will not be obligated to pay any underwriting fees, discounts or commissions in connection with such registration.

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                              PLAN OF DISTRIBUTION

   Shares may be sold or distributed from time to time by the selling shareholders referred to in this prospectus and, to the extent permitted by their registration rights agreement with Dynegy, by their donees or transferees and their other successors in interest. The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Each selling shareholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents.

   The selling shareholders may offer their shares at various times in one or more of the following transactions:

  . in ordinary brokers' transactions and transactions in which the broker solicits purchasers;

  . in transactions involving cross or block trades or otherwise on the New York Stock Exchange;

  . in transactions "at the market" to or through market makers in the common stock or into an existing market for the common stock;

  . in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;

  . through transactions in options, swaps or other derivatives which may or may not be listed on an exchange;

  .  in privately negotiated transactions;

  .  in transactions to cover short sales; or

  .  in a combination of any of the foregoing transactions.

The selling shareholders also may sell their shares in accordance with Rule 144 under the Securities Act.

   From time to time, one or more of the selling shareholders may pledge or grant a security interest in some or all of the shares owned by them. If the selling shareholders default in performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time by this prospectus. The selling shareholders also may transfer and donate shares in other circumstances. The number of shares beneficially owned by selling shareholders will decrease as and when the selling shareholders transfer or donate their shares or default in performing obligations secured by their shares. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, pledgees, other secured parties or other successors in interest will be selling shareholders for purposes of this prospectus.

   A selling shareholder may sell short the common stock. The selling shareholder may deliver this prospectus in connection with such short sales and use the shares offered by this prospectus to cover such short sales.

   A selling shareholder may enter into hedging transactions with broker-dealers. The broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling shareholder, including positions assumed in connection with distributions of the shares by such broker-dealers. A selling shareholder also may enter into option or other transactions with broker-dealers that involve the delivery of shares to the broker-dealers, who may then resell or otherwise transfer such shares. In addition, a selling shareholder may loan or pledge shares to a broker-dealer, which may sell the loaned shares or, upon a default by the selling shareholder of the secured obligation, may sell or otherwise transfer the pledged shares.

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

   The selling shareholders may use brokers, dealers, underwriters or agents to sell their shares. The persons acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling shareholders or the purchasers of the shares of whom such persons may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular person may be less than or in excess of customary commissions. The selling shareholders and any agents or broker-dealers that participate with the selling shareholders in the offer and sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions they receive and any profit they realize on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling shareholders can presently estimate the amount of such compensation.

   If a selling shareholder sells shares in an underwritten offering, the underwriters may acquire the shares for their own account and resell the shares from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In such event, we will set forth in a supplement to this prospectus the names of the underwriters and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers. The underwriters from time to time may change any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers. Unless otherwise set forth in a supplement, the obligations of the underwriters to purchase the shares will be subject to certain conditions, and the underwriters will be obligated to purchase all of the shares specified in the supplement if they purchase any of the shares.

   We have informed the selling shareholders that during such time as they may be engaged in a distribution of the shares, they are required to comply with Regulation M under the Securities Exchange Act. With exceptions, Regulation M prohibits any selling shareholder, any affiliated purchasers and other persons who participate in such a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.

   We have informed the selling shareholders that they are legally required to deliver copies of this document in connection with any sale of securities registered hereunder in accordance with applicable prospectus delivery requirements.

   Under Dynegy's registration rights agreement with the selling shareholders, Dynegy is required to bear the expenses relating to this offering, excluding any underwriting discounts or commissions, stock transfer taxes and fees of legal counsel to the selling shareholders.

   Dynegy has agreed to indemnify the selling shareholders and their respective controlling persons against certain liabilities, including certain liabilities under the Securities Act. Dynegy will not receive any of the proceeds from the sale by the selling shareholders of the shares offered by this document.

   This offering by any selling shareholder will terminate on the date specified in the selling shareholder's registration rights agreement with Dynegy, or, if earlier, on the date on which the selling shareholder has sold all of such selling shareholder's shares.

   In order to comply with certain state securities laws, if applicable, the shares offered by this document will not be sold in a particular state unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with, and, if so required, will only be sold in that state through registered or licensed brokers or dealers.

   The shares of common stock originally issued by Dynegy to the selling shareholders bear legends as to their restricted transferability. Upon the effectiveness of the registration statement of which this document is a part, and the transfer by the selling shareholders of any of the shares pursuant thereto, new certificates representing those shares will be issued to the transferee, free of any such legends unless otherwise required by law.

                                       8
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                             VALIDITY OF SECURITIES

   The validity of the shares offered by this prospectus has been passed upon for Dynegy by Vinson & Elkins L.L.P., Houston, Texas.

                                    EXPERTS

   The audited consolidated financial statements and schedule of Dynegy Inc. and its subsidiaries, incorporated by reference in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

   The audited historical consolidated financial statements of Illinova Corporation incorporated in this Registration Statement by reference to Dynegy Inc.'s Current Report on Form 8-K dated March 17, 2000, which included Illinova's audited historical consolidated financial statements for the year ended December 31, 1999, on pages 3 through 44, have been so incorporated in reliance on the report (which contains explanatory paragraphs that describe the merger of Illinova and Dynegy Inc. in Note 16, discussions of the commitment to exit nuclear operations and the resulting impairment of the Clinton Power Station in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," Illinova's quasi-reorganization effective December 1998 and Illinova's adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities" and Emerging Issues Task Force Statement 98-10, "Accounting for Energy Trading and Risk Management Activities," all as discussed in Note 3, and Illinova's discontinued use of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," for its generation segment of the business, discussed in Note 1 to the audited historical consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                       9